Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Inhibrx, Inc.
San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-252214 and 333-248138) of Inhibrx, Inc. (the “Company”) of our report dated March 12, 2021, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

San Diego, California
March 12, 2021